EXHIBIT 3(a)(4)

E D W A R D S & A N G E L L

Counsellors at Law

1700 Hospital Trust Tower

Providence, Rhode Island 79oj

401 274-9200

Telex 952001

Telecopier 401 276 6611

December 28, 1989

VIA FEDERAL EXPRESS

The New York Stock Exchange, Inc.

11 Wall Street, 17th Floor

New York, NY 10005

ATTN: Frederick J. Emken

Re: Wellman, Inc./By-law Amendment

Dear Mr. Emken:

Enclosed please find a certified copy of an amendment to Section 2 of the Wellman, Inc. by-laws as adopted by the Board of Directors on December 12, 1989. A second copy is enclosed for your convenience,

Kindly acknowledge receipt of this letter by stamping the enclosed copy of this letter and returning it to the undersigned in the envelope provided.

Should you have any questions, please call me at (401) 274-9200.
Very truly yours,	Very truly yours,
/s/ Joanne H. Marcoux Joanne H. Marcoux

Enclosure

cc: Clifford J. Christenson

David K. Duffell, Esq.

Christine M. Marx, Esq.

WELLMAN, INC.
Secretary's Certificate

I, David K. Duffell, the duly elected, qualified and acting Secretary of Wellman, Inc., a Delaware corporation (the "Company"), do hereby certify that attached hereto as Exhibit "A" is a copy of a resolution duly adopted by the Board of Directors of the Company at a regular quarterly meeting of the Board of Directors held on December 12, 1989.

I further certify that the foregoing resolution has not been amended or rescinded and is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company on this 28th day of December, 1989.

/s/ David K. Duffell
David K. Duffell

WELLMAN, INC.

Exhibit A

VOTED:	That Section 2 of the Company's Bylaws be, and hereby is, amended by adding a new Section 2.10 in the form set forth as Exhibit B to these Minutes.

Exhibit B

SECTION 2.10. Introduction of Business at a Meeting of Stockholders. (a) At an annual or special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before an annual or special meeting of stockholders. To be properly brought before an annual or special meeting of stockholders, business must be (i) in the case of a special meeting, specified in the notice of the special meeting (or any supplement thereto) given by the officer of the Corporation calling such meeting or by or at the direction of the Board, or (ii) in the case of an annual meeting, properly brought before the meeting by or at the direction of the Board, or otherwise properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to the Secretary of the Corporation, or mailed to and received at the principal executive offices of the Corporation by the Secretary, not less than 30 days prior to the date of the annual meeting; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 7th day following the earlier of (i) the day on which such notice of the meeting was mailed, or (ii) the day on which such public disclosure was made.

(b) A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before an annual meeting of stockholders (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation which are beneficially owned by such stockholder on the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder's notice, and (iv) any material interest of the stockholder in such proposal.

(c) Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in this Section 2.10. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the procedures prescribed by the By-laws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.